Exhibit 99.1

For Immediate Release
December 18, 2017

For More Information
Trisha Voltz Carlson, EVP, Investor Relations Manager
504.299.5208 or trisha.carlson@hancockwhitney.com

Hancock Whitney Acquiring Capital One's Trust & Asset Management Business
The transaction provides the opportunity for Hancock Whitney to become a Top 50 trust firm in the United States

GULFPORT, Miss.  (December 18, 2017) — Hancock Holding Company (Nasdaq:  HBHC) today announced that its banking subsidiary, Whitney Bank ("Hancock Whitney"), signed a purchase agreement to acquire the bank-managed high net worth individual and institutional investment management and trust business from Capital One, National Association ("Capital One"), a banking subsidiary of Capital One Financial Corporation (NYSE: COF).

"This transaction is an excellent strategic fit with our existing Hancock Whitney wealth management group, and illustrates the type of largely in-market, low-risk business deals we prefer under our current M&A strategy," said John M. Hairston, President & CEO. "As a complement to our current lines of business for individuals and institutions, we believe Hancock Whitney will have one of the most talented teams of advisors located in wealth management offices across the Gulf South, with the opportunity to help improve our strategic goal of enhancing noninterest income as a percent of revenue."

Financial terms of the transaction were not disclosed. The transaction is expected to be immediately accretive to GAAP EPS and meets or exceeds our minimum thresholds for Internal Rate of Return (IRR) and Return on Invested Capital (ROIC).

The combination will position Hancock Whitney to become a Top 50 trust firm (by revenue) in the United States with combined annual revenue of approximately $70-$75 million, assets under administration of approximately $26 billion and assets under management of approximately $10 billion. Hancock Whitney had approximately $16 billion in assets under administration and $6 billion in assets under management at September 30, 2017, and reported trust fees of $33.5 million for the nine months ended September 30, 2017.

A significant portion of the business being acquired is in Louisiana and East Texas, and would secure one of the highest market shares of investment management and trust along the I-10 corridor from Houston to Gulfport. The company will also maintain a presence in the New York metro area for existing and new clients.

The transaction is expected to close during the second quarter of 2018, after receipt of regulatory approval and the satisfaction of other customary closing conditions. Morgan Stanley & Co. LLC is serving as financial advisor to Hancock Whitney and Alston & Bird LLP is serving as legal advisor.

About Hancock Holding Company
Hancock Holding Company is a financial services company with regional business headquarters and locations across the Gulf South. The company's banking subsidiary provides comprehensive financial products and services through Hancock Bank locations in Mississippi, Alabama, and Florida and Whitney Bank locations in Louisiana and Texas, including traditional, online, and mobile banking; commercial and small business banking; private banking; trust and investment services; certain insurance services; and mortgage services. The company also operates a loan production office in Nashville, Tennessee. More information is available at www.hancockwhitney.com.

Important Cautionary Statement About Forward-Looking Statements
This news release contains forward-looking statements within the meaning of, and subject to the protections of, section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended.  Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words "believes," "expects," "anticipates," "estimates," "intends," "plans," "forecast," "goals," "targets," "initiatives," "focus," "potentially," "probably," "projects," "outlook" or similar expressions or future conditional verbs such as "may," "will," "should," "would," and "could." Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Statements about the proposed merger, including future financial and operating results may differ materially from those set forth in the forward looking statements, including as a result of changes in the level of business contracts to be acquired, the ability to retain customers and employees following closing, receipt of certain third party or regulatory approvals and the ability to realize expected cost savings or other synergies from the acquisition. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2016 and in other periodic reports that we file with the SEC. Such reports are available upon request from the company or the Securities and Exchange Commission, including through the SEC's website at www.sec.gov.

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